Lee Enterprises reports first quarter Adjusted EBITDA growth and strong digital growth

Adjusted EBITDA(1) growth of 6% YOY
Digital-only subscribers totaled 735,000 (+30% YOY); Revenue +60% YOY(2)
Total Digital Revenue(3) represented 46% of revenue, totaled $71M

DAVENPORT, Iowa (February 1, 2024) — Lee Enterprises, Incorporated (NASDAQ: LEE), a digital-first subscription platform providing high quality, trusted, local news, information and a major platform for advertising in 73 markets, today reported preliminary first quarter fiscal 2024 financial results(4) for the period ended December 24, 2023.

“Our Three Pillar Digital Growth Strategy is driving audience growth, improving consumer engagement, and increasing digital subscribers. We now have 735,000 subscribers to our digital-only products and digital-only subscription revenue grew 60% on a Same-store basis(2)," said Kevin Mowbray, Lee's President and Chief Executive Officer.

“Because of our impressive digital subscription revenue growth combined with solid gains at Amplified Digital, digital revenue reached 46% of total operating revenue in the quarter. We expect digital revenue will exceed print in the back half of the year. This is an important milestone in our digital transformation as it results in the majority of our revenue coming from sustainable and growing sources,” Mowbray added.

"Our first quarter results demonstrate our confidence in Lee's digital transformation. We are on a clear path to becoming sustainable solely from the revenue and cash flow from our digital products. We expect strong digital revenue combined with cost management execution to keep us on track to achieve our overall Adjusted EBITDA guidance for the full year," added Mowbray.

Key First Quarter Highlights:
•Total operating revenue was $156 million.
•Total Digital Revenue was $71 million, an 11% increase over the prior year(2), and represented 46% of our total operating revenue.
•Digital-only subscription revenue increased 60% in the first quarter compared to the same quarter last year(2) due to a 30% increase in digital-only subscribers and a 20% increase in average rates. Digital-only subscribers totaled 735,000 at the end of the quarter.
•Digital advertising and marketing services revenue represented 66% of our total advertising revenue and totaled $46 million.
•Digital services revenue, which is predominantly BLOX Digital, totaled $5 million in the quarter.
•Operating expenses totaled $149 million and Cash Costs(1) totaled $139 million, an 18% decline over the prior year.
•Net income totaled $1 million and Adjusted EBITDA totaled $19 million, a 6% increase over the prior year.

2024 Fiscal Year Outlook (unchanged):

Total Digital Revenue	$310 million (+13% YOY) - $330 million (+21% YOY)
Digital-only subscribers	771,000 (+7% YOY)
Adjusted EBITDA	$83 million (-3% YOY) - $90 million (+6% YOY)
Debt and Free Cash Flow:
The Company has $454 million of debt outstanding under our Credit Agreement(5) with BH Finance. The financing has favorable terms including a 25-year maturity, a fixed annual interest rate of 9.0%, no fixed principal payments, and no financial performance covenants.
As of and for the period ended December 24, 2023:
•The principal amount of debt decreased $2 million in the first quarter and totaled $454 million.
•Cash on the balance sheet totaled $15 million. Debt, net of cash on the balance sheet, totaled $439 million.
•Capital expenditures totaled $1 million for the quarter. We expect $10 million of capital expenditures in FY24.
•We expect cash paid for income taxes to total between $10 million and $15 million in 2024.
•We do not expect any material pension contributions in the fiscal year as our plans are fully funded in the aggregate.
Conference Call Information:
As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay 24 hours later. Analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. To participate in the live conference call via telephone, please register here. Upon registering, a dial-in number and unique PIN will be provided to join the conference call.

About Lee:
Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 73 markets in 26 states. Year to date, Lee's newspapers have an average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 33 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.
FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•The long-term or permanent changes the COVID-19 pandemic may have on the publishing industry; which may result in permanent revenue reductions and other risks and uncertainties;
•We may be required to indemnify the previous owners of BH Media or The Buffalo News for unknown legal and other matters that may arise;
•Our ability to manage declining print revenue and circulation subscribers;
•The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•Changes in advertising and subscription demand;
•Changes in technology that impact our ability to deliver digital advertising;
•Potential changes in newsprint, other commodities and energy costs;
•Interest rates;
•Labor costs;
•Significant cyber security breaches or failure of our information technology systems;
•Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;
•Our ability to maintain employee and customer relationships;
•Our ability to manage increased capital costs;
•Our ability to maintain our listing status on NASDAQ;
•Competition; and
•Other risks detailed from time to time in our publicly filed documents.
Any statements that are not statements of historical fact (including statements containing the words "aim", “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including statements regarding the impacts that the COVID-19 pandemic and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.
Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
(Thousands of Dollars, Except Per Common Share Data)	December 24, 2023	December 25, 2022	Percent Change

Operating revenue:
Print advertising revenue	24,435	41,836	(41.6)%
Digital advertising revenue	46,452	47,749	(2.7)%
Advertising and marketing services revenue	70,887	89,585	(20.9)%
Print subscription revenue	51,872	67,370	(23.0)%
Digital subscription revenue	19,467	12,329	57.9%
Subscription revenue	71,339	79,699	(10.5)%
Print other revenue	8,492	11,120	(23.6)%
Digital other revenue	4,960	4,727	4.9%
Other revenue	13,452	15,847	(15.1)%
Total operating revenue	155,678	185,131	(15.9)%
Operating expenses:
Compensation	59,676	75,446	(20.9)%
Newsprint and ink	4,843	7,432	(34.8)%
Other operating expenses	74,776	86,774	(13.8)%
Depreciation and amortization	7,295	7,886	(7.5)%
Assets gain on sales, impairments and other	(1,469)	(2,563)	(42.7)%
Restructuring costs and other	4,265	646	NM
Total operating expenses	149,386	175,621	(14.9)%
Equity in earnings of associated companies	1,541	1,668	(7.6)%
Operating income	7,833	11,178	(29.9)%
Non-operating income (expense):
Interest expense	(10,131)	(10,408)	(2.7)%
Pension and OPEB related benefit (cost) and other, net	186	1,494	(87.6)%
Curtailment/Settlement gains	3,593	—	NM
Total non-operating expense, net	(6,352)	(8,914)	(28.7)%
Income before income taxes	1,481	2,264	(34.6)%
Income tax expense	248	440	(43.6)%
Net Income	1,233	1,824	(32.4)%
Net income attributable to non-controlling interests	(545)	(725)	(24.8)%
Income attributable to Lee Enterprises, Incorporated	688	1,099	(37.4)%

Earnings (loss) per common share:
Basic	0.12	0.19	(36.8)%
Diluted	0.12	0.19	(36.8)%

DIGITAL / PRINT REVENUE COMPOSITION
(UNAUDITED)

	Three months ended
(Thousands of Dollars)	December 24, 2023	December 25, 2022

Digital Advertising and Marketing Services Revenue	46,452	47,749
Digital Only Subscription Revenue	19,467	12,329
Digital Services Revenue	4,960	4,727
Total Digital Revenue	70,879	64,805
Print Advertising Revenue	24,435	41,836
Print Subscription Revenue	51,872	67,370
Other Print Revenue	8,492	11,120
Total Print Revenue	84,799	120,326
Total Operating Revenue	155,678	185,131

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
The table below reconciles the non-GAAP financial performance measure of Adjusted EBITDA to net income, its most directly comparable U.S. GAAP measure:

	Three months ended
(Thousands of Dollars)	December 24, 2023	December 25, 2022

Net income	1,233	1,824
Adjusted to exclude
Income tax expense	248	440
Non-operating expenses, net	6,352	8,914
Equity in earnings of TNI and MNI	(1,541)	(1,668)
Depreciation and amortization	7,295	7,886
Restructuring costs and other	4,265	646
Assets gain on sales, impairments and other, net	(1,469)	(2,563)
Stock compensation	214	349
Add:
Ownership share of TNI(6) and MNI EBITDA(6) (50%)	2,052	1,791
Adjusted EBITDA	18,649	17,619
The table below reconciles the non-GAAP financial performance measure of Cash Costs to Operating expenses, the most directly comparable U.S. GAAP measure:

	Three months ended
(Thousands of Dollars)	December 24, 2023	December 25, 2022

Operating expenses	149,386	175,621
Adjustments
Depreciation and amortization	7,295	7,886
Assets gain on sales, impairments and other, net	(1,469)	(2,563)
Restructuring costs and other	4,265	646
Cash Costs	139,295	169,652

The table below reconciles the non-GAAP financial performance measure of Same-store Revenues to Operating Revenues, its most directly comparable U.S. GAAP measure:

	Three months ended
(Thousands of Dollars)	December 24, 2023	December 25, 2022	Percent Change

Print Advertising Revenue	24,435	41,836	(41.6)%
Exited operations	(78)	(7,916)	NM
Same-store, Print Advertising Revenue	24,357	33,920	(28.2)%
Digital Advertising Revenue	46,452	47,749	(2.7)%
Exited operations	(90)	(786)	NM
Same-store, Digital Advertising Revenue	46,362	46,963	(1.3)%
Total Advertising Revenue	70,887	89,585	(20.9)%
Exited operations	(168)	(8,702)	NM
Same-store, Total Advertising Revenue	70,719	80,883	(12.6)%
Print Subscription Revenue	51,873	67,370	(23.0)%
Exited operations	(174)	(682)	NM
Same-store, Print Subscription Revenue	51,699	66,688	(22.5)%
Digital Subscription Revenue	19,467	12,329	57.9%
Exited operations	(96)	(236)	NM
Same-store, Digital Subscription Revenue	19,371	12,093	60.2%
Total Subscription Revenue	71,339	79,699	(10.5)%
Exited operations	(270)	(918)	NM
Same-store, Total Subscription Revenue	71,069	78,781	(9.8)%
Print Other Revenue	8,492	11,120	(23.6)%
Exited operations	(1)	(121)	NM
Same-store, Print Other Revenue	8,491	10,999	(22.8)%
Digital Other Revenue	4,960	4,727	4.9%
Exited operations	—	—	NM
Same-store, Digital Other Revenue	4,960	4,727	4.9%
Total Other Revenue	13,452	15,847	(15.1)%
Exited operations	(1)	(121)	NM
Same-store, Total Other Revenue	13,451	15,726	(14.5)%
Total Operating Revenue	155,678	185,131	(15.9)%
Exited operations	(439)	(9,741)	NM
Same-store, Total Operating Revenue	155,239	175,390	(11.5)%

NOTES
(1)The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant U.S GAAP measures are included in tables accompanying this release:
•Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one-time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.
•Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.
(2)Same-store revenues is a non-GAAP performance measure based on U.S. GAAP revenues for Lee for the current period, excluding exited operations. Exited operations include (1) business divestitures and (2) the elimination of stand-alone print products discontinued within our markets.
(3)Total Digital Revenue is defined as digital advertising and marketing services revenue (including Amplified Digital®), digital-only subscription revenue and digital services revenue.
(4)This earnings release is a preliminary report of results for the periods included. The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.
(5)The Company's debt is the $576 million term loan under a credit agreement with BH Finance LLC dated January 29, 2020 (the "Credit Agreement"). Excess Cash Flow is defined under the Credit Agreement as any cash greater than $20,000,000 on the balance sheet in accordance with U.S. GAAP at the end of each fiscal quarter, beginning with the quarter ending June 28, 2020.
(6)TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.